UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2019

 METLIFE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-15787	13-4075851
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Park Avenue, New York, New York		10166-0188
(Address of Principal Executive Offices)		(Zip Code)
212-578-9500
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Michel A. Khalaf is MetLife, Inc.'s President, U.S. Business and EMEA, and (as MetLife, Inc. has previously announced) will become its President and Chief Executive Officer ("CEO") as of May 1, 2019. MetLife, Inc. affiliates (collectively, the “Company”) and Michel A. Khalaf entered into an amendment to Mr. Khalaf's Letter of Understanding of June 15, 2017 (the "Amendment") on February 27, 2019, and a waiver and release (the “Release”) on March 4, 2019. MetLife, Inc.’s Board of Directors previously approved the terms of each.
The Amendment
As MetLife, Inc. previously disclosed, in 2017, the Company transferred Mr. Khalaf to the United States from the United Arab Emirates, which has a lower tax structure than that of the U.S. In order to encourage Mr. Khalaf to take the role of President of both the U.S. Business and EMEA, the Company developed a transition plan for tax-related support using escalating rates for hypothetical tax withholding. Under the plan, the Company withheld for taxes from Mr. Khalaf’s pay and conveyed to taxing authorities on Mr. Khalaf’s behalf any tax amounts due, including amounts covered by the Company in excess of the withholding. The transition plan was to end on January 1, 2020 with Mr. Khalaf assuming full responsibility for U.S. taxes. The Company also made Mr. Khalaf whole for taxes on imputed income for some, but not all, relocation-related services it provided him, consistent with its established employee relocation policy, and provided tax return preparation assistance.
In the 2019 Amendment, Mr. Khalaf has agreed to terminate the transition plan and stop tax-related support a year earlier than planned. The Company's Board of Directors and Mr. Khalaf based the agreement on the understanding that, as a CEO who resides in the U.S., Mr. Khalaf will be responsible for all of his taxes, consistent with similarly-situated executives. Accordingly, the Amendment specifies that the transition plan’s tax-related support ended effective December 31, 2018, four months before Mr. Khalaf becomes CEO.
The Company will make Mr. Khalaf whole for taxes on the final relocation of his family’s home furnishings to the U.S. in 2019, consistent with the Company's current policy. The Company will also continue to provide tax return preparation assistance for a limited period of time.
The Release
In connection with Mr. Khalaf’s appointment as MetLife, Inc. CEO, the Company will transfer his employment from a MetLife company based in the United Arab Emirates (“UAE”) to one based in the United States. The Company’s U.S.-based benefit plans would subtract from Mr. Khalaf’s pension benefit any "end of service gratuity" payment to which he would be entitled in the UAE. Under the Release, Mr. Khalaf will retain his full Company pension benefits, rather than receive an “end of service gratuity,” in exchange for a waiver and release of claims.
The foregoing descriptions are not complete and are qualified by reference to the Amendment and the Release, which are filed as Exhibits 10.1 and 10.2 hereto.

Item 8.01	Other Events.

On March 5, 2019, MetLife, Inc. issued a news release confirming its previously announced declaration of a first quarter 2019 dividend of $0.25 per share on MetLife, Inc.’s floating rate non-cumulative preferred stock, Series A. A copy of the news release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Amendment Number 1 to Letter of Understanding, Dated February 26, 2019, Effective February 27, 2019, with Michel Khalaf

10.2	Confirmation of End of Employment and Waiver and Release of Claims, Effective March 4, 2019, with Michel Khalaf

99.1	MetLife, Inc. news release dated March 5, 2019, confirming its previously announced declaration of a first quarter 2019 dividend on its floating rate non-cumulative preferred stock, Series A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METLIFE, INC.

By:	/s/ Jeannette N. Pina
Name:	Jeannette N. Pina
Title:	Vice President and Secretary
Date: March 5, 2019